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                                      EXHIBIT 21

                         MOBLEY ENVIRONMENTAL SERVICES, INC.


                                 LIST OF SUBSIDIARIES



         Company Name                       State of Incorporation
         ------------                       ----------------------

         Mobley Company, Inc.                       Texas

         Hydrocarbon Technologies, Inc.             Texas